Exhibit 10.1
[Date]

By Email
[employee name]
[employee email address]

Dear [employee]:
We consider your continued service and dedication essential to our business. In recognition of your contributions to CSI Compressco GP (the “Company”). CSI Compressco LP (“CCLP” or the “Partnership,” and together with the Company and the respective subsidiaries and affiliates, each a “Partnership Entity”) and in order to create a further incentive for you (“you” or “Employee”) to remain employed by the Company, you are being offered the opportunity to receive a cash retention award as set forth below (“Cash Retention Award”). Capitalized terms not otherwise defined shall have the meanings set forth in the “Definitions” below.
The Cash Retention Award is comprised of two separate components. Component 1 offers a minimum payment based upon your continued employment with the opportunity to earn more based upon the Partnership’s Liquidity as of [Date] and [___] quarter Adjusted EBITDA. Component 2 also offers a minimum payment based upon your continued employment with the opportunity to earn more based on the Partnership’s Average Unit Price as of a specified date. This letter (the “Letter”) sets forth the amount and the terms and conditions upon which you will be eligible to receive the Cash Retention Award.
Component 1:
•Component 1 Maximum:    $________
•Component 1 Minimum:    $________
Applicable Conditions:
You will be deemed to have earned the full amount of the Component 1 Minimum if you simply comply with this Letter by (i) signing and returning this Letter to the Company within 14 days and (ii) remaining continuously employed with the Company or one of its affiliates through the earlier of (i) [Date], and (ii) the date of a Change of Control.
If the Partnership’s Liquidity as of [Date] is at least $[__] million and its Adjusted EBITDA for the [___] quarter of [Year] is at least $[___] million, the total amount of Component 1 of the Cash Retention Award you will be deemed to have earned will be calculated based on the greater of the amounts in (i) and (ii) below:
(i)    the amount above the Component 1 Minimum will increase proportionate to the increase in the Partnership’s Liquidity from $[__] million to $[__] million, but not to exceed the Component 1 Maximum; or
(ii)     the amount above the Component 1 Minimum will increase proportionate to the increase in the Partnership’s Adjusted EBITDA for the [___] quarter of [Year] from $[__] million to $[__] million, but not to exceed the Component 1 Maximum.
Example: If the Partnership’s Liquidity is $[__] million and its Adjusted EBITDA is $[__] million, the incremental increase in Liquidity would be [__]% (equal to $[__] million out of the $[__] million spread).

Likewise, the incremental increase in Adjusted EBITDA would be [__]% (equal to $[__] million out of the $[__] million spread). The Company would use the greater of the two percentages (or [__]% in this example) to calculate the total amount of Component 1 of the Cash Retention Award as follows:
•the Component 1 Minimum, plus
•an amount equal to the Component 1 Minimum multiplied by [__]%.
Assuming a Component 1 Minimum of $[__], the Component 1 award using the [__]% increase in Liquidity would be $[__].
Any adjustments to Adjusted EBITDA or Liquidity, as determined above, will be at the sole discretion of the compensation committee for the Partnership.
Component 2:
•Component 2 Maximum:    $________
•Component 2 Minimum:    $________
Applicable Conditions:
You will be deemed to have earned the full amount of the Component 2 Minimum, regardless of the Average Unit Price on the Determination Date, if you simply comply with this Letter by (i) signing and returning this Letter to the Company within 14 days and (ii) remaining continuously employed with the Company or one of its affiliates through the earlier of (A) [Date], and (B) the date of a Change of Control.
The total amount of Component 2 of the Cash Retention Award you will be deemed to have earned will be calculated based on the percentage of your Base Pay in the table below corresponding to the Average Unit Price of the Partnership’s common units (“Common Units”) on the Determination Date.

Component 2 Award	Average Unit Price as of the Determination Date	Payout as a Percentage of Base Pay as of the Determination Date
Minimum	$[__] or less	[__]%
Base Value	$[__]	[__]%
	$[__]	[__]%
Maximum	$[__]	[__]%
The Average Unit Price in the table above will be equitably adjusted for any unit split, reverse unit split, recapitalization or other similar event affecting the Common Units. If the Average Unit Price is between two of the levels set forth in the table above, the percentage payout shall be determined by using linear interpolation.
Definitions
1.“Adjusted EBITDA” for the [__] quarter of [Year] will be as reported in the Partnership’s earnings press release reporting the [__] quarter, [Year] financial results which may be further adjusted for items solely at the discretion of the compensation committee for the Partnership.
2.“Affiliate” means (i) any entity in which the Company, directly or indirectly, owns 10% or more of the combined voting power, as determined by the Board, (ii) any “parent corporation” of the Company (as defined in Section 424(e) of the Internal Revenue Code of 1986, as amended (the

“Code”)), (iii) any “subsidiary corporation” of any such parent corporation (as defined in Section 424(f) of the Code) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company.
3.“Average Unit Price” means, with respect to the Determination Date, (i) in the absence of a Change of Control, the average closing price of a Common Unit for ten (10) consecutive trading days preceding [Date] on the principal national securities exchange on which the Common Units are listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, the average of the closing bid and asked prices as furnished by the OTC Markets, or similar reporting organization, or if the Common Units are not publicly traded, the price as determined in good faith by the Company’s Board of Directors, or (ii) in the event of a Change of Control, the price per Common Unit offered to a holder thereof in conjunction with any transaction resulting in a Change of Control (as determined in good faith by the Company’s Board of Directors if any part of the offered price is payable other than in cash).
4.“Base Pay” means your base salary in effect as of the Determination Date but exclusive of bonuses, severance pay and other amounts not considered base salary under the Company’s normal payroll practices.
5.“Board” means the Board of Directors of the Company.
6.“Change in Control” shall be deemed to have occurred upon any of the following events:
(a)As it relates to the Partnership Group:
(i)the limited partners of the Partnership approve, in one transaction or a series of transactions, a plan of complete liquidation of the Partnership;
(ii)the sale or other disposition by either the Company or the Partnership of all or substantially all of its assets in one or more transactions to any Person other than the Company or any Affiliate of the Company;
(iii)a transaction resulting in a Person other than the Company (or its successor or survivor by way of merger, consolidation, or some other transaction, or a parent or subsidiary thereof) or any Affiliate thereof being the general partner of the Partnership (or its successor or survivor by way of merger, consolidation, or some other transaction, or a parent or subsidiary thereof); or
(iv)the acquisition of the Company by a Person other than TETRA (or its successor or survivor by way of merger, consolidation, or some other transaction, or a parent or subsidiary thereof) or any of its Affiliates (for purposes of this clause (iv), Affiliates of TETRA shall not include the Partnership in the event the Partnership acquires the Company).
(b)As it relates to TETRA:
(i)any Person other than (A) TETRA or any of its subsidiaries, (B) any employee benefit plan of TETRA or any of its subsidiaries, (C) or any affiliate (which, for purposes herein, shall have the same meaning as Affiliate as defined herein) of

TETRA, (D) a company owned, directly or indirectly, by stockholders of TETRA in substantially the same proportions as their ownership of TETRA, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of TETRA representing more than 50% of the shares of voting stock of TETRA then outstanding;
(ii)the consummation of any merger, reorganization, business combination or consolidation of TETRA or one of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of TETRA outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of TETRA or the surviving company or the parent of such surviving company;
(iii)the consummation of a sale or disposition by TETRA of all or substantially all of TETRA’s assets, other than a sale or disposition if the holders of the voting securities of TETRA outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets;
(iv)the stockholders of TETRA approve a plan of complete liquidation or dissolution of TETRA; or
(v)individuals who, as of the date of this Letter, constitute the Board of Directors of TETRA (the “Incumbent TETRA Board”) cease for any reason to constitute at least a majority of the Board of Directors of TETRA; provided, however, that any individual becoming a director subsequent to the date of this Letter whose election, or nomination for election by TETRA’s stockholders, was approved by a vote of at least a majority of the directors then comprising the incumbent TETRA Board, shall be considered as though such individual were a member of the Incumbent TETRA Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of TETRA.
7.“Determination Date” means the earlier of (i) [Date], and (ii) the date of a Change of Control.
8.“Exchange Act” means the Securities Exchange Act of 1934, as amended.
9.“Liquidity” will be defined as set forth below and capitalized terms used in the calculation will have the meanings assigned to such terms in the Partnership’s Loan and Security Agreement dated June 29, 2018, as amended. “Liquidity” will be calculated based on the Borrowing Base as reported to Bank of America at [Date], less any additional restrictions from the Partnership’s lenders.
10.“Partnership Group” means the Company, the Partnership, and all direct and indirect subsidiaries of the Company and the Partnership.

11.“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
12.“Plan” means the CSI Compressco LP Second Amended and Restated 2011 Long Term Incentive Plan, as may be amended.
13.“TETRA” means TETRA Technologies, Inc.
Terms. Each of Component 1 and Component 2 of the Cash Retention Award will be deemed to be earned only to the extent the applicable performance conditions and the other conditions set forth in this Letter are satisfied. If and to the extent earned, the Cash Retention Award will be paid in one lump sum, less applicable taxes, deductions and withholdings, by (i) [Date], or (ii) in the event of a Change of Control, within ten (10) days following the consummation of such Change of Control. This Cash Retention Award constitutes a Cash-Based Award under the Plan.
Restrictive Covenants. By signing below, you acknowledge and agree that the grant of the Cash Retention Award further aligns your interests with the Partnership’s business interests, and as a condition to the Company’s willingness to enter into this Letter, you agree to abide by the terms set forth in Exhibit A, which Exhibit A is deemed to be part of this Letter as if fully set forth herein.
Miscellaneous. Neither you nor your beneficiaries will be permitted to anticipate, encumber or dispose of any right, title, interest or benefit with respect to the Cash Retention Award hereunder in any manner or any time until such Cash Retention Award has been paid to you. Nothing in this Letter changes the “at will” nature of your employment (meaning either you or the applicable Partnership Entity may terminate your employment at any time and for any reason, including, without limitation, prior to the Determination Date, or for no reason at all) or confers upon you the right to continue to be employed by any Partnership Entity for any particular period of time. The Cash Retention Award will not be taken into account to increase any benefits or compensation provided, or to continue coverage, under any other plan, program, policy or arrangement of the Partnership or any of its affiliates, except as otherwise expressly provided in such other plan, program, policy or arrangement.
This Letter shall be construed and interpreted in accordance with the laws of the State of Texas (without regard to the conflicts of laws principles of any jurisdiction) and applicable federal law. All references to “$” in this Letter refer to United States dollars. Further, this Letter may be executed in multiple counterparts and may be amended only by a written instrument executed by you and the Company.
Please review this Letter carefully, and, if you agree with all the terms and conditions as specified above, please sign and date the Letter in the space below.
CSI COMPRESSCO GP                ACKNOWLEDGED AND AGREED:

By:                             __________________________________
Name: _________________________________     [Employee name]
Title:            Date:______________________________

Exhibit A
Confidentiality and Non-Solicitation Covenants
1.Confidentiality. In the course of Employee’s employment or continued employment with the Company or any Partnership Entity and the performance of Employee’s duties on behalf of the Company or any Partnership Entity, Employee will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Employee’s receipt and access to such Confidential Information, and as a condition of Employee’s employment, or continued employment, Employee shall comply with this Section 1 of Exhibit A.
(a)Both during the term of Employee’s employment with any Partnership Group member (the “Employment Period”) and thereafter, except as expressly permitted by this Letter or by directive of the President of the Company, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Partnership Group. Employee shall follow all Partnership Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 1(a) of Exhibit A shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed or engaged by any Partnership Group member.
(b)Notwithstanding any provisions of Section 1(a) of this Exhibit A to the contrary, Employee may make the following disclosures and uses of Confidential Information:
(i)disclosures to other employees of a member of the Partnership Group who have a need to know the information in connection with the businesses of the Partnership Group;
(ii)disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties and is in the best interests of the Partnership Group.
(iii)disclosures to a person or entity that has (x) been retained by a member of the Partnership Group to provide services to one or more members of the Partnership Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.
(c)All trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Employee, individually or in conjunction with others, during the period that Employee is employed by any Partnership Group member (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any Partnership Group member’s businesses or properties, products or services (including, without limitation, all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within the organizations of customers or acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, drawings, notes, files, recordings, models, specifications, computer programs, e-mail, voice mail, text messages, electronic databases, maps, and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression
Exhibit A-1

are and shall be the sole and exclusive property of the Company or the other applicable Partnership Group member and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Letter. For purposes of this Letter, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a violation of a confidentiality obligation; (ii) was available to Employee not as part of Employee’s employment or engagement with any Partnership Group member and before its disclosure by a Partnership Group member; or (iii) becomes available to Employee on a non-confidential basis from a source other than a Partnership Group member that is not bound by a confidentiality obligation to any Partnership Group member.
(d)Notwithstanding the foregoing, nothing in this Letter shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Letter requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company or any Partnership Group member of any such conduct.
(e)Upon the expiration of the Employment Period, and at any other time upon request of the Company, Employee shall promptly surrender and deliver to the Company all Confidential Information (including, without limitation, electronically stored information) and all copies thereof and all other Partnership Group property (including any Partnership Group-issued computer, mobile device or other equipment or property) in Employee’s possession, custody or control.
Exhibit A-2

2.Non-Solicitation. During the Employment Period and continuing for a period of 12 months following the date that Employee is no longer employed by any Company Entity, Employee shall not, without the prior written approval of the Chief Executive Officer of the Company, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity, directly or indirectly, solicit, encourage, or induce (i) any employee or contractor of any Partnership Group member to terminate his, her or its employment or engagement with any Partnership Group member or hire or engage any employee or contractor of any Partnership Group member or former employee or contractor of any Partnership Group member unless such employee’s or contractor’s employment or engagement with each Partnership Group member has been terminated for at least 12 months as of such hiring or engagement; and (ii) any customer or supplier of any member of the Partnership Group to cease or lessen such customer’s or supplier’s business with any member of the Partnership Group. Because of the difficulty of measuring economic losses to the Partnership Group as a result of a breach or threatened breach of the covenants set forth in Section 1 and Section 2 of this Exhibit A, and because of the immediate and irreparable damage that would be caused to the members of the Partnership Group for which they would have no other adequate remedy, the Company and each other member of the Partnership Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Partnership Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Partnership Group at law and equity.
3.Third-Party Beneficiaries; Assignment; Survival. Each Partnership Group member (and any successor or permitted assignee of any Partnership Group member) that is not a signatory hereto shall be a third-party beneficiary of Employee’s covenants and obligations set forth in this Exhibit A and shall be entitled to enforce such covenants and obligations as if a party hereto. Any Partnership Group member may assign this Letter (including this Exhibit A) without Employee’s consent, including to any Partnership Group member and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of any Partnership Group member. In the event of any such assignment, such successor or acquirer shall assume all of such Partnership Group member’s rights and obligations in this Letter and the “Date of Termination” as used herein shall be interpreted to mean the last date upon which Employee was no longer employed or engaged by such successor or acquirer or any of its affiliates. Employee’s obligations under this Exhibit A shall survive the date that Employee is no longer employed or engaged by any Partnership Group member or any successor or permitted assignee, regardless of the reason that such relationship ends.

Exhibit A-3